For Immediate Release

FERRO INCREASES 2013 EARNINGS GUIDANCE AND
ESTIMATES CUMULATIVE COST SAVINGS OF $70 MILLION IN 2014

•	First-quarter 2013 adjusted earnings per diluted share expected to be

$0.05 to $0.07

•	2013 adjusted earnings per diluted share guidance increased to $0.30 to $0.35

•	Cost savings initiatives now estimated to generate savings of $30 million in 2013, rising to $70 million in 2014

•	Adjusted earnings per diluted share for 2015 expected to be in the range of $0.90 to $1.00

CLEVELAND—April 8, 2013—Ferro Corporation (NYSE: FOE, the “Company”) announced today that adjusted earnings per share for the quarter ending March 31, 2013, are now expected to be in the range of $0.05 to $0.07, compared to the previously announced range of $0.02 to $0.05. Ferro also now anticipates adjusted earnings for the full-year ending December 31, 2013, to be $0.30 to $0.35 per share, compared to the previously announced range of $0.25 to $0.30. This guidance is based on preliminary first-quarter results and the progress made to date on the Company’s cost-saving initiatives and value creation strategy. For 2015, the Company now expects adjusted earnings per share of $0.90 to $1.00, compared to the previously announced range of $0.75 to $0.85.

As part of Ferro’s continuing cost-saving initiatives, the Company announced that it has entered into a global shared services master agreement with Capgemini, one of the world’s foremost providers of technology and outsourcing services, to provide certain business process and information technology outsourcing services to Ferro. This agreement is the culmination of an intensive process that included proposals from multiple interested vendors and several stages of due diligence. Capgemini will enable Ferro, whose manufacturing footprint spans 26 countries, to move to a global shared services model, drive greater operational efficiencies, and create a scalable back-office operation.

As a result of this partnership and the progress made to date to streamline operations and to identify and realize cost-saving opportunities, the Company is increasing its cumulative operating cost savings target by 40%. The Company expects savings achieved in 2013 to be $30 million, at the upper end of the previously announced range, rising to $70 million in 2014.

“As we continue to successfully execute on our value creation strategy, and gain greater visibility into the outlook for our businesses, we have increased confidence in our ability to achieve cost savings while continuing to improve returns on invested capital and pursue high-return growth investments,” said Peter Thomas, Interim President and Chief Executive Officer of Ferro. “Business conditions in developing markets and order bookings for the second quarter for certain product offerings, including digital inks and glazes and renovation and automotive applications, are exceeding our initial expectations, countering weakness in Europe. In addition, we have made important progress in addressing non-core and underperforming assets with the sale of our solar pastes and pharmaceuticals businesses. We are confident that we will deliver against our cost-saving initiatives, and we continue to identify opportunities for further cost and operational efficiencies.”

Mr. Thomas added, “The Ferro team has done an excellent job of realigning operations and making the difficult but necessary decisions to eliminate costs where appropriate. We are pleased with our progress to date and the resulting expectations for increased earnings and cost savings. The $20 million increase in the cost savings target for 2014, coupled with improving business conditions and reduced exposure to underperforming or non-core assets, further reinforces our view that continued execution against the value creation strategy will deliver increased cash flows, more consistent earnings, and higher shareholder value. Ferro’s Board and management team are committed to maintaining the momentum of our progress and will be relentless in our efforts to drive value for Ferro shareholders.”

2013 Outlook

Based on current market conditions, including persistent weakness in European macroeconomic conditions, coupled with the expected timing associated with the cost savings programs, the Company continues to expect the first quarter of 2013 will be the lowest earnings quarter of the year, in the range of $0.05 to $0.07 per share, which reflects the exit from the solar pastes and pharmaceutical businesses.

The Company’s expected 2013 earnings per diluted share of $0.30 to $0.35 also reflects the exit from the solar pastes and pharmaceutical businesses and the expected $30 million of cost savings.  The expected improvements in the Company’s cost structure will be partially offset by inflation and the normalization of incentive compensation.

Adjusted earnings per share is equal to income (loss) before taxes, restructuring and impairment charges, and other special charges, adjusted for a normalized 36 percent tax rate, and divided by the average number of diluted shares outstanding. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials and chemicals for manufacturers. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,700 employees globally and reported 2012 sales of $1.8 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

•	Ferro’s ability to successfully implement its value creation strategy;

•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results, including projected savings;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety, and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	management of Ferro’s general and administrative expenses;

•	Ferro’s multi-jurisdictional tax structure;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on capital;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health, and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	implementation of new business processes and information systems;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets, including the final amount of impairment and other charges described in this press release;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2012.

Contacts

Ferro Corporation
Investor Contact:
John Bingle, 216-875-5411
Treasurer and Director of Investor Relations
john.bingle@ferro.com

or

Media Contact:
Mary Abood, 216-875-5401
Director, Corporate Communications
mary.abood@ferro.com